Exhibit 99.1

Press Release
July 16, 2015

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics, Inc. Applauds ITC Preliminary Injury Decision on Imports

FORT WAYNE, INDIANA, July 16, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the International Trade Commission (ITC), acting pursuant to a petition by Steel Dynamics, Inc., AK Steel Corporation, ArcelorMittal USA, California Steel Industries, Nucor Corporation, and United States Steel Corporation, made a preliminary determination that imports of corrosion resistant steel from China, India, Italy, South Korea, and Taiwan injured the U.S. steel industry. The petitioners asked the Department of Commerce and the U.S. International Trade Commission to apply antidumping and countervailing duties against these imports on June 3, 2015.

Citing evidence of the import surge in the U.S. steel producers’ petition, corrosion resistant sheet steel increased 85%, from 1.5 million to 2.75 million tons between 2012 and 2014 from the five subject countries. Additionally, these countries have increased their tonnage of these imports over 30 percent to 800,000 tons from 600,000 tons in the first quarter of 2015, more than doubling their share between 2012 and the end of March, 2015.

Mark D. Millett, Chief Executive Office of Steel Dynamics said, “We are pleased the ITC has confirmed that the flood of unfairly traded imports of corrosion-resistant sheet steel has materially impacted our shipments, pricing and profitability. SDI believes in fair trade, but the U.S. has become a dumping ground for world excess steel capacity.”

The company produces corrosion-resistant steel including hot dipped galvanized, Galvalume®, and painted steel at its facilities in Butler and Jeffersonville, Indiana; Columbus, Mississippi and three facilities (The Techs) in the Pittsburgh, Pennsylvania metropolitan area. The product is used in many construction applications, as well as in automotive parts and numerous consumer products.

Dick Teets, President and Chief Operating Officer of Steel Operations said, “Our company will not hesitate to continue to act with other U.S. producers to address unfair trade that harms the livelihood of over 7,600 SDI employees and usurps our shareholders’ value.”

The Department of Commerce is expected to make preliminary determinations in the countervailing duty cases by August 27, 2015, and in the antidumping cases by November 10, 2015, although both dates may be extended.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,600 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500